PROMISSORY NOTE


         FOR VALUE RECEIVED, Homes For America Holdings, Inc., a Nevada corporation ("Maker") promises to pay to the order of William Koplovitz, Jr., ("Holder"), the following sum, in accordance with the terms of this Promissory Note ("Note").



I.       INDEBTEDNESS.  The Maker shall pay the Holder Two Hundred, Twenty Five
                    Thousand Dollars ($225,000.00), that being the amount advanced by Holder as a loan to the Company (the "Loan").


II.      INTEREST CHARGES.  An interest rate of nine and a half percent (9.5%)
                    per annum has been agreed upon between Maker and Holder.


III.     PAYMENTS.

                  The Principal portion of the obligation as evidenced by this Note shall be repaid in one (1) installment, due one year and one month after the date of this Note, July 23, 2000 ("Due Date").

                  Repayment of the Note will be made in accordance with the provisions of Section IV of this agreement. Holder will notify Maker, in writing and no later than June 23, 2000, of the method of repayment that Holder has selected.

                  The Interest portion of the obligation evidenced by the Note shall be paid monthly, in arrears, on the last day of every month (the "Interest Due Date") commencing July 31, 1999.

IV. REPAYMET OPTIONS. The Holder shall have the option of choosing one of the following methods of repayment of the loan.

1. Accept repayment in cash of the full amount of the loan, Two Hundred Twenty Five Thousand Dollars ($225,000.00). In addition to the cash payment, Holder will receive options or warrants, as mutually agreed, for Seventy Five Thousand (75,000) shares of common stock, exercisable at a price of $1 per share, and expiring five (5) years from the date of repayment.

2. In lieu of cash repayment, Holder may accept as payment in full of the indebtedness evidenced by this Note, Two Hundred Twenty Five Thousand (225,000) shares of common stock.

V.       COLLATERALIZATION.  The Loan shall be collateralized by the following:

1. The Promissory Note on the Putnam Square Apartments in Bridgeport, Connecticut (the ("Putnam Note") between the Company and TVMJG-Putnam Square Limited Partnership. The Putnam Note is a senior debt that totals Two Hundred Thousand Dollars ($200,000.00) and precedes the first mortgage on the property. The Putnam Note is payable from "Cash Flow" as set forth in Section 11.01 of the TVMJG-Putnam Square Limited Partnership Second Amendment and Restated Agreement.


2. The First Mortgage on the Putnam Square Apartments in Bridgeport, Connecticut, (the "Putnam Mortgage"), between the company and TVMJG-Putnam Square Limited Partnership. The Putnam Mortgage is a senior debt that totals Four Hundred Thousand Dollars ($400,000) of which the company is entitled to receive Two Hundred Thousand Dollars ($200,000).

3. In order to ensure the collateralization of the Promissory Note and the first Mortgage Note, the Maker shall file a Universal Commercial Code Form with the State of Virginia, the state in which the Putnam Note is held, and send copies to the Holders.

VI.      ADDITIONAL PROPVISIONS.  This Note shall be subject to the following additional provisions:

1. If the Holder elects to accept repayment of the Note by the receipt of common stock, as described in section IV 2 above, and if the bid price of the stock as hereinafter defined, is less than $1.25 per share, then the Holder will receive options to purchase an additional Eleven Thousand Two Hundred Fifty (11,250) shares of common stock, exercisable at a price of Sixty Cents ($.60) per share, expiring three (3) years from the date of repayment under the terms of Section IV 2, above.

                               The bid price will be the average of the closing bid prices for the final three (3) days of the term of the loan.

2. Unless otherwise required by law, all common stock referred to above will be unrestricted.

3. All stock and options for stock included herein shall be given full and complete anti-dilution protection commencing immediately upon the execution of this Note and will remain in effect for the duration of this Note. There will be no further anti-dilution protection subsequent to the Repayment Date of the Note

                               In the event of a reverse split, or other reduction in the number of issued shares, the stock and the options for stock included herein shall be reduced proportionately.

VII. GRACE PERIOD. This Holder will grant the Maker a ten-day (10) grace period after each monthly Interest Due Date and the Due Date.

VIII. PURPOSE. The Maker's obligation hereunder is based upon the advance of the Loan as delineated in this document. The Loan is made for business purposes of the Company.

IX. TYPES AND PLACE OF PAYMENTS. The payments contemplated in the Note shall be made in lawful currency of the United States of America to the order of Holder, at any reasonable location designated by Holder.

X. FEES. If this note be contested or placed with an attorney for breach of contract, the prevailing party or parties shall be paid all reasonable costs of such legal proceedings, including but not limited to, attorney's fees by the other party or parties.




XI. CONSTRUCTION. This Note shall be governed by and construed in accordance with the laws of the State of New York.



Dated this 23rd day of June 1999.

MAKER                                                HOLDER


/s/ Robert A. MacFarlane
-------------------------------                -------------------------------
Robert A. MacFarlane, President                William Koplovitz, Jr.
Homes For America Holdings, Inc.